SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COLLECTORS UNIVERSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, December 5, 2007

TO THE STOCKHOLDERS OF COLLECTORS UNIVERSE, INC.:

The 2007 Annual Meeting of Stockholders of COLLECTORS UNIVERSE, INC. (the “Company”), will be held at the Company’s offices at 1921 E. Alton Avenue, Santa Ana, California 92705 on Wednesday, December 5, 2007, at 10:00 a.m., Pacific Time, for the following purposes:

(1)	Election of Directors. To elect the following eight nominees to serve as directors until the 2008 Annual Meeting of Stockholders or until their successors are elected and have qualified:

A. Clinton Allen	Michael J. McConnell
Deborah A. Farrington	A. J. “Bert” Moyer
David G. Hall	Van D. Simmons
Michael R. Haynes	Bruce A. Stevens

(2)	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to review. Only stockholders of record at the close of business on October 15, 2007 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 29, 2007

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY.

Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 5, 2007

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation (the “Company”), for use at its 2007 Annual Meeting of Stockholders to be held on Wednesday, December 5, 2007, at 10:00 A.M., Pacific Time, at the executive offices of the Company, 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about October 29, 2007.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING,

SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT

AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple Proxies. If you want all of your votes to be counted, please be sure to sign, date and return all of those Proxies.

Who May Vote?

The shares of the Company’s common stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. If you were a stockholder on the records of the Company at the close of business on October 15, 2007 (which is the record date established for the Annual Meeting), you may vote at the Annual Meeting, and at any adjournment or postponement thereof, either in person or by proxy. On that day, there were 8,527,312 shares of our common stock outstanding and entitled to vote.

How Many Votes Do I Have?

Each share is entitled to one vote in the election of directors and on any other matter upon which a vote may properly be taken at the Annual Meeting. Also, in the election of directors, there is no cumulative voting. As a result each stockholder will be entitled, for each share of common stock that such stockholder owns, to cast one vote for a single nominee for each position on the Board of Directors.

In order to vote, you must either designate a proxy to vote on your behalf at the Annual Meeting, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and will be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Meeting, and not revoked, will be voted as directed by you on that proxy. If you provide no specific direction, your shares will be voted “FOR” the election of the Directors nominated by the Board (Proposal No. 1), and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm (Proposal No. 2).

If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information below under captions “How May I Vote” and “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

How May I Vote?

Stockholders should complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided with this Proxy Statement. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except for shares held by brokers, banks and other nominees, as described below). If you forget to sign your proxy card your shares cannot be voted. However, if you sign your proxy card, but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of Company common stock in a brokerage or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker or the nominee holder of your shares. We ask brokers and nominee holders to obtain voting instructions from the beneficial owners of shares of our common stock. Proxies that are sent to us by brokers or nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to the broker or nominee holder of your shares. If you fail to provide voting instructions, your broker or other nominee will have discretion to vote your shares for the election of the Board’s nominees and the ratification of the appointment of the Company’s independent registered public accounting firm at the Annual Meeting (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules).

Required Vote

Quorum Requirement.    Our Bylaws require that a quorum—that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting—be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors.    A plurality of the votes cast is required for the election of Directors. The eight nominees for election to the Board who receive the highest number of votes cast will be elected and any shares voted to “Withhold Authority” will not have any effect on the outcome of the election. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast and, therefore, also will have no effect on the outcome of the election. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Ratification of Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of the Company’s independent registered public accounting firm by the Audit Committee of the Company’s Board of Directors will require the affirmative vote of a majority of the shares present, in person or by proxy, and voted on this Proposal. Abstentions will have the same effect as a vote against this Proposal. Broker non-votes, however, will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

•

Sending a written notice that you are revoking your proxy addressed to the Secretary of the Company, at P.O. Box 6280 Newport Beach, California 92658 and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•	Returning a new proxy with a later date than your earlier proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences.

•	Attending the Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, and you want to change the voting instructions you have previously given to the broker or nominee holder, you will need to contact your broker or the nominee holder to ascertain the actions you will need to take to change your previous voting instructions.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information as of October 15, 2007, regarding the shares of common stock of the Company beneficially owned by (i) persons known by the Company to hold more than 5% of its shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the executive officers of the Company, and (iv) all of the directors and executive officers as a group.

	Shares Beneficially Owned(1)(2)
	Number		Percent of Class
Shamrock Partner Activist Fund L.L.C., Shamrock Activist Fund GP, L.L.C., Shamrock Activist Value Fund, L.P., Shamrock Activist Value Fund II, L.P., Shamrock Activist Value Fund III, L.P. 4444 Lakeside Drive Burbank, CA 91505	1,156,933	(3)	13.6%

Special Situations Cayman Fund, L.P, Special Situations Fund III QP, L.P., Special Situations Fund III, L.P. Austin W. Marxe and David M. Greenhouse 527 Madison Avenue, 26th floor, New York, NY 10022	807,662	(4)	9.5%

David G. Hall P.O. Box 6280 Newport Beach, CA 92658	771,516	(5)	9.0%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	627,199		7.4%

Sarbit Asset Management 100-1 Evergreen Place, Winnipeg, Manitoba, R3L 0E9	599,416		7.0%

Michael R. Haynes	256,344	(6)	3.0%
Van D. Simmons	234,970	(7)	2.8%
A. Clinton Allen	92,737	(8)	1.1%
Michael J. Lewis	71,875	(8)	*
Deborah A. Farrington	45,112	(8)	*
A. J. Bert Moyer	45,112	(8)	*
Joseph J. Wallace	21,250	(8)	*
Bruce A. Stevens	2,612	(8)	*
Michael J. McConnell	—	(9)	—
All Directors and Executive Officers, as a group (10 persons)	1,541,528	(10)	17.3%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options or warrants to purchase shares that were exercisable on, or became exercisable within 60 days of, October 15, 2007, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)	Unless otherwise indicated in the footnotes below, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(3)	According to their most recent report on Schedule 13D filed with the SEC, (i) 731,911 of these shares are owned by Shamrock Activist Value Fund, L.P. (“SAVF”), (ii) 361,509 of these shares are owned by Shamrock Activist Value Fund II, L.P. (“SAVF II”) and (iii) the remaining 63,513 shares are owned by Shamrock Activist Value Fund III, L.P. (“SAVF III” and together with SAVF and SAVF , the “Shamrock Funds”). That report states, however, that Shamrock Activist Fund GP, L.L.C., which is the General Partner of those three Shamrock Funds, shares beneficial ownership of those shares with them and that Shamrock Activist Fund, L.L.C., as the managing member of the General Partner, holds sole voting and dispositive power over all 1,156,933 of the shares.

(4)	According to their most recent report on Schedule 13G filed with the SEC, Messrs. Marxe and Greenhouse share voting and dispositive power over all 807,662 of these shares, which are comprised of: (i) 197,417 shares owned by Special Situations Cayman Fund, L.P., (ii) 560,908 shares owned by Special Situations Fund III QP, L.P and (iii) 49,337 shares owned by Special Situations Fund III, L.P. Messrs. Marxe and Greenhouse attribute their beneficial ownership of these shares to the fact that they are the controlling principals of AWM Investment Company, Inc., which is the general partner or investment advisor of these three Funds.

(5)	Includes 46,424 shares held in grantor trusts established for Mr. Hall’s children. Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over those shares and, for that reason, may be deemed to share such dispositive power with the trustees of those trusts.

(6)	Includes (i) 17,500 restricted shares which will vest in four (4) equal annual installments of 4,375 shares each, commencing on May 23, 2008 and on the same day of each year thereafter, provided that Mr. Haynes is still employed by the Company on those dates, (ii) 19,650 restricted shares which will vest in three (3) equal annual installments of 6,550 shares each, commencing on September 19, 2008 and on the same day of each year thereafter, provided that Mr. Haynes is still employed by the Company on those dates, and (iii) 151,200 shares which he may purchase by exercising stock options that were exercisable on or will become exercisable within 60 days of October 15, 2007.

(7)	Includes (i) 15,474 of the shares held by the grantor trusts established by Mr. Hall for his children that are referred to in footnote (5) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises voting power, and shares dispositive power with Mr. Hall, over those 15,474 shares and, therefore, these 15,474 shares are included in both of their respective share ownership totals. Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts. Also includes 15,000 shares which Mr. Simmons may purchase by exercising director options that were exercisable on or will become exercisable within 60 days of October 15, 2007 and 653 restricted shares that will vest in December 2007.

(8)	Includes the following numbers of shares which may be purchased on exercise of employee or director stock options that were exercisable on, or will become exercisable within 60 days of, October 15, 2007: Mr. Allen—81,250 shares; Mr. Lewis—54,375 shares; Ms. Farrington—41,500 shares; Mr. Moyer—37,500 shares; and Mr. Wallace—21,250 shares. Included in the number of shares owned, respectively, by Ms. Farrington and Messrs. Allen, Moyer and Stevens are 653 restricted shares that will vest in December 2007.

(9)	Mr. McConnell, who became a director of the Company in July 2007 and is a nominee for election to the Board at the upcoming Annual Meeting, is an officer of Shamrock Activist Fund, L.L.C., Shamrock Activist Fund GP, L.L.C. and each of the three Shamrock Funds. Mr. McConnell disclaims beneficial ownership of the shares shown as being owned, beneficially, by Shamrock.

(10)	Includes a total of 402,075 shares which our executive officers and directors have the right to acquire by exercise of stock options that were exercisable on, or will become exercisable within 60 days of, October 15, 2007.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Company’s Bylaws currently provide for a Board of eight directors to serve for a term of one (1) year and until their successors are elected and qualify to serve. The Board of Directors has nominated the eight nominees named below for election as directors at the 2007 Annual Meeting. Unless authority to vote has been withheld, the proxy holders named in the enclosed proxies intend to vote the shares represented by those proxies at the Annual Meeting for the election of all of the nominees named below.

All eight nominees are presently directors of the Company and, with the exception of Mr. McConnell, all of the nominees were elected to the Board of Directors by the Company’s stockholders at the 2006 Annual Meeting. Mr. McConnell was elected as a director of the Company on July 23, 2007 by the Board of Directors.

All of the nominees have consented to serve, if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Vote Required and Recommendation of the Board of Directors

Under Delaware law, the eight nominees for election as Directors receiving the highest number of votes at the Annual Meeting will be elected. As a result, proxies voted to “Withhold Authority,” which will be counted, and broker non-votes, which will not be counted, will have no practical effect on the outcome of the election.

The names and certain information, as of October 15, 2007, concerning the nominees for election as Directors is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES NAMED BELOW

Nominees	Age	Director Since		Principal Occupation
A. Clinton Allen	63	2001		Chief Executive Officer of A. C. Allen & Company
Deborah A. Farrington	57	2003		Co-Chairman of StarVest Partners, L.P.
David G. Hall	60	1986	*	President of the Company
Michael R. Haynes	56	2003		Chief Executive Officer of the Company
Michael J. McConnell	41	2007		Managing Director of Shamrock Capital Advisors, Inc.
A. J. “Bert” Moyer	63	2003		Business Consultant and Private Investor
Van D. Simmons	56	1986	*	President of DHRCC, Inc.
Bruce A. Stevens	65	2006		President and Chief Executive Officer of Steinway & Sons

*	Although Collectors Universe was organized in February 1999, Messrs. Hall and Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service, Inc. beginning in 1986.

A. Clinton Allen has served as a Director since June 2001 and as Chairman of the Board of Directors since December 2002. Mr. Allen is the CEO of A. C. Allen & Company, a private investment banking consulting firm. He is the Lead Director of Steinway Musical Instruments, one of the world’s largest manufacturers of musical instruments. He is also a member of the board of directors of Brooks Automation, Inc., which provides integrated tool and factory automation solutions for the global semiconductor and related industries, the board of directors and Executive Committee of LKQ Corporation, the largest nationwide provider of recycled OEM automotive parts and the board of directors of Source Avantair, Inc., a fractional airplane provider. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until its acquisition by Viacom/Paramount in

September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of the Friends of Harvard Football, as well as the Harvard Visiting Committee on University Resources and the Harvard Major Gifts Committee. He is a member of the Board of Directors and the President’s Council of the Massachusetts General Hospital.

Deborah A. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund which invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and CEO of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company which grew from $17 million to $300 million in annual revenues while she served on its board. Ms. Farrington serves on the Boards of Directors of ComparisonMarket, Inc., Fieldglass, Inc., NetSuite, Inc. and Perquest, Inc., all of which are private companies. She also serves on the Board of Directors of Opportunity International. She is a graduate of Smith College and received an MBA from Harvard Business School.

David G. Hall has served as President of Collectors Universe since October 2001 and a Director since its founding in February 1999. From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as its Chairman from February 1999 to October 2001. Mr. Hall is a director of Professional Coin Grading Service, Inc., the Company’s predecessor and now its wholly-owned subsidiary, and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named Orange County Entrepreneur of the Year by INC. Magazine. In addition, he has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting.

Michael R. Haynes has been the Company’s Chief Executive Officer since January 2003. Prior to joining Collectors Universe, he had served as president, chief operating officer or chief financial officer of eight different companies engaged in the collectibles, precious metals, specialty retail, distribution, e-commerce and manufacturing businesses, including Greg Manning Auctions, Inc., where he served as President and Chief Financial Officer from 1994 to 1995 and Heritage Numismatic Auctions, where he served as President from 1974 to 1990. Mr. Haynes also was one of the co-founding board members of the Industry Council for Tangible Assets, a Washington, D.C. trade association for dealers and auctioneers of tangible and collectible assets, where he served for nine years. Mr. Haynes holds a Master’s Degree in Business and a Bachelor of Science Degree in Mechanical Engineering, both from Southern Methodist University. Mr. Haynes also is a CPA.

Michael J. McConnell, is and since 1998 has been a Managing Director of Shamrock Capital Advisors, Inc., which is a manager of private equity, real estate and direct investment funds, including the Shamrock Activist Value Funds, which own an aggregate of approximately 13.6% of the Company’s outstanding shares. Mr. McConnell also is a member of that firm’s Executive Committee. Prior to joining Shamrock in 1994, Mr. McConnell held various positions at PepsiCo, Merrill Lynch and Kidder Peabody. Mr. McConnell currently serves on the board of iPass, Inc. and formerly served on the boards of Ansell Limited, Nuplex Industries, Force Corporation, and Port-link International. Mr. McConnell also serves on the Board of Governors of Opportunity International. Mr. McConnell received his B.A. in economics from Harvard University and his MBA degree (with distinction—Shermet Scholar) from the Darden School of the University of Virginia.

A. J. “Bert” Moyer, who is now a business consultant and private investor, served from March 1998 until February 2000 as Executive Vice President and Chief Financial Officer for QAD, Inc., a leading provider of enterprise resource planning software applications for global manufacturing companies. Between September 2000 and February 2002, Mr. Moyer was engaged as a consultant to QAD, Inc., assisting in the Sales Operations of the Americas Region. He served as president of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000. Prior to joining QAD, Inc. in 1998, Mr. Moyer was Chief Financial Officer of Allergan, a specialty pharmaceutical company based in Irvine, California. Mr. Moyer serves on the boards of directors of CalAmp Corp., Virco Manufacturing Corporation and LaserCard Corporation, all of

which are public companies. Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University and graduated from the Advanced Management Program at the University of Texas, Austin.

Van D. Simmons is the President of DHRCC, Inc., a direct seller of rare coins. He served as President of the Company’s David Hall Rare Coins Division from October 2000 until March 2004, when we discontinued that business. From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division. From 1981 to 1997 he served as the President of DHRCC, Inc. Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and served as a director of its predecessor company, Professional Coin Grading Service, Inc., from 1986 to February 1999. He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000.

Bruce A. Stevens is the President and Chief Executive Officer of Steinway & Sons, a wholly owned subsidiary of Steinway Musical Instruments, Inc. Steinway & Sons is the maker of fine pianos with manufacturing operations in the United States and Germany and operational facilities in China, Japan and the UK. Mr. Stevens has served in this capacity from September 1985 to the present. He has been a member of the board of directors of the parent company, Steinway Musical Instruments, Inc., one of the world’s largest manufacturers of musical instruments, since 1995. Prior to that, he was employed by Polaroid Corporation for nearly 18 years where he held various positions in both its domestic and international divisions. Mr. Stevens has served on numerous industry and music education organization boards such as Piano Manufacturers Association International, American Music Conference, Music Teacher National Association, New England Conservatory, Lincoln Park Performing Arts Center and Winchester Foundation for Educational Excellence. He is a graduate of the University of Pennsylvania.

There are no family relationships among any of the Company’s officers or directors.

Agreements Relating to the Election of Directors

Concurrently with his election to the Board of Directors in July 2007, Mr. McConnell entered into an agreement with the Company, which provides that if, at any time either (i) the Shamrock Activist Value Funds (the “Shamrock Funds”) cease to own, in the aggregate, at least five percent of the Company’s outstanding shares (for reasons other than dilution caused by the Company’s issuance of new securities) or (ii) Mr. Connell ceases to be affiliated with the Shamrock Funds, he will tender his resignation as a director of the Company. The Board will have the opportunity, but not the obligation, to accept that resignation.

That agreement also provides that, if Mr. McConnell ceases to be affiliated with the Shamrock Funds at a time when those Funds own, in the aggregate, five percent (5%) or more of the Company’s outstanding Common Stock, then those Funds shall have the right to recommend to the Nominating and Governance Committee of the Company’s Board of Directors, for its consideration, a candidate for appointment or election to the Board of Directors.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and committee meetings.

Attendance at Meetings

During the fiscal ended June 30, 2007, the Board of Directors of the Company held a total of seven meetings and all of the directors attended at least 75% of the total of those meetings and the meetings of the Board committees on which they served during the respective periods they served as directors of the Company during that year.

Our Board members are encouraged to prepare for and attend all meetings of our stockholders and all meetings of the Board and the Board committees of which they are members. All of the then incumbent directors attended the 2006 Annual Meeting of Stockholders.

Number of Directors

The Board currently consists of eight members. Our Bylaws provide that the Board of Directors is authorized to change the authorized number of directors from time to time, as it deems to be appropriate.

Term of Office of Directors—Annual Election of Directors

The Company’s Bylaws provide that directors are elected annually to serve for a term of one year ending at the next Annual Meeting of Stockholders and until their successors are elected. If a vacancy occurs in any Board position between Annual Meetings, the Board may fill the vacancy by electing a new director to that position. The Board of Directors may also create a new director position and elect a new director to hold that position for a term ending at the next Annual Meeting of Stockholders.

Director Independence

The Board has determined, after careful review, that each member of the Board is independent under the definition of independence set forth in the NASDAQ Marketplace Rules that are applicable to companies with shares listed on the NASDAQ Global Market (the “NASDAQ Listed Company Rules”), with the exception of Messrs. Haynes and Hall, who are officers of the Company. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or may have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

In accordance with the Board’s independence evaluation, 6 of the 8 incumbent members of the Board are independent directors. In addition, all of the members of the standing committees of the Board are independent directors.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Board’s Audit Committee.

Corporate Governance Policies

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to the Company’s stockholders. In September 2004, our Board of Directors adopted the following governance policies, which include a number of policies and practices under which our Board had operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ Listed Company Rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by those policies include:

•

Director Qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•

Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•

Maintaining adequate funding to retain independent advisors for the Board, as the Board deems to be necessary or appropriate, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•

Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual performance evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each of the Board’s standing committees.

•	Regularly scheduled executive sessions, without management, are held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

Code of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct for our officers, employees and directors, as well as specific ethical conduct policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business and Ethical Conduct is available at the Investor Relations Section of our website at www.collectors.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules were adopted. We also have adopted charters for our Board committees that comply with applicable NASDAQ Listed Company Rules.

You can access our Board Committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations Section of our website at www.collectors.com.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in fiscal 2007 is set forth below.

Audit Committee.    The members of the Audit Committee are A. J. Bert Moyer, its Chairman, A. Clinton Allen and Deborah A. Farrington. All of the members of the Audit Committee are independent within the meaning of the NASDAQ Listed Company Rules and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Moyer meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. In accordance with the Charter and to ensure independence, the Audit Committee meets separately with our outside auditors and separately with members of management. A copy of the Audit Committee Charter, which complies with applicable NASDAQ Listed Company Rules, is accessible at the Investor Relations Section of our website at www.collectors.com and also is attached as Appendix A to this Proxy Statement. The Audit Committee held seven meetings during fiscal 2007.

Compensation Committee.    The members of the Compensation Committee are Deborah A. Farrington, its Chairperson, A. Clinton Allen and A. J. Bert Moyer, each of whom is an independent director within the meaning of the NASDAQ Listed Company Rules. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ Listed Company Rules, is accessible at the Investor Relations Section of our website at www.collectors.com. The Compensation Committee held seven meetings during fiscal 2007.

Nominating and Governance Committee.    During fiscal 2007, the Board of Directors established a Nominating and Governance Committee as a standing committee of the Board. Previously, the Board of Directors, as a whole, had served as the Nominating Committee. The members of the Nominating and Governance Committee are Bruce A. Stevens, its Chairman, and Deborah A. Farrington and A. J. Bert Moyer, all of whom are independent within the meaning of the NASDAQ Listed Company Rules. This Committee has a written charter that specifies its responsibilities, which include identifying and recommending nominees for election to the Board; making recommendations to the Board regarding the directors to be appointed to each of its standing Committees; reviewing the adequacy of and approving the compensation that is to be paid to non-employee directors for their service as directors and as members of Board Committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing the annual assessments of the performance of the Board of Directors and its Committees. A copy of the Nominating and Governance Committee’s charter is accessible at the Investor Relations Section of our website at www.collectors.com. The Committee held a total of two meetings during fiscal 2007.

The Director Nominating Process.    In identifying new candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers. In addition, the Committee will consider any candidates that may be recommended by any of the Company’s stockholders who submit such recommendations to the Board in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries of and interviews with the candidates that the Committee members believe are best qualified to serve as directors. Among the factors that the Committee considers in making their selection of a nominee from among those candidates, include whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendations of Board Candidates.    Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual stockholders meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding each recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the stockholder’s recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Stockholder Nominations.    Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements shall be ineffective and disregarded. No such notice was received from any stockholder with respect to the upcoming annual meeting and, therefore, the election of directors at that meeting will be uncontested.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based upon information made available to us, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers and any holders of more than 10% of the Company’s shares were satisfied with respect to the Company’s fiscal year ended June 30, 2007, except for the Initial Statement of Beneficial Ownership, on Form 3, of Bruce Stevens, which was inadvertently filed late.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long term stockholder value depend to a large extent on our ability to retain and to attract superior management employees. Therefore, the Compensation Committee’s primary objective, when setting management compensation, is to enable the Company to retain its existing and to attract new or additional executive officers and other key management employees. Our Compensation Committee attempts to accomplish this objective by:

•

Offering competitive salaries and benefits to our Chief Executive Officer and our three other executive officers who are named in the Summary Compensation Table below (our “Named Executive Officers” or “NEOs”) and our other key management personnel;

•

Providing our NEOs and other key management employees the opportunity to earn additional compensation, in the form of bonuses, based on the achievement of defined Company-wide annual financial performance goals and individualized performance objectives established by the Compensation Committee;

•

Aligning the financial interests of our NEOs and other key management employees with those of our stockholders, primarily through the grant of stock options, restricted stock or other forms of equity-based compensation that reward the NEOs and other management employees for improvements in the market performance of our common stock; and

•

Providing for stock-based compensation awards to become exercisable (i.e., vest) in annual installments over multi-year periods as a means of creating incentives for our NEOs and other key management employees to focus on achieving longer term corporate objectives and to remain in our employ.

It is the Compensation Committee’s policy, as well, (i) to submit to the stockholders, for their approval, all stock incentive plans and programs under which those options and other equity-based compensation awards are granted, and (ii) to place limits on the number of shares for which options or other stock-based compensation awards may be granted under those programs.

Factors that affect the Committee’s determinations with respect to executive compensation include (i) the competitive nature of the market for talented and experienced individuals, nationally, and particularly in Southern California where the Company is headquartered and most of its operations are conducted; and (ii) the very limited number of senior executives that have knowledge and experience in the collectibles and high value asset markets. Also, to ensure that we are appropriately compensating our NEOs and other key management employees and that we have appropriate human resources to execute on our business plans, in making its executive compensation determinations our Compensation Committee obtains available information, including peer group data and recommendations from independent compensation consultants. However, no single factor is determinative and the Committee ultimately relies on the experience and judgment of its members in making its decisions. The Compensation Committee also performs periodic reviews of our executive compensation programs to evaluate their competitiveness and consistency with our overall management compensation philosophy and objectives.

Components of Executive Compensation

We generally provide three major categories of compensation: (i) base salary; (ii) annual bonus compensation; and (iii) equity-based compensation that is designed, among other things, to align the interests of our executives with those of the shareholders and to provide incentives to our NEOs to focus their efforts on achieving the Company’s longer term strategic objectives that are established by our Board of Directors. We believe that the combination of these three elements enables us to retain existing and attract new management employees in the competitive national and local markets in which we operate and also to balance the motivations of our executive officers to execute on immediate goals while remaining cognizant of our strategic objectives and longer term goals.

The allocation of the individual components of executive compensation is based on a number of factors, including competitive market conditions and the positions of the management employees within our organization in terms of their ability to influence our financial performance. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, is higher for our NEOs than for other management employees, because the performance of our NEOs has a greater impact on whether or not we achieve our strategic objectives and longer term goals.

Salaries and Employee Benefits Programs

In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs to its executives and other key management employees which are competitive with those offered by comparable businesses. In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; (ii) available information regarding prevailing salaries and compensation programs offered by comparable businesses, and (iii) recommendations of outside executive compensation consultants which are retained by the Compensation Committee to assist it in making compensation decisions.

Performance-Based Compensation

The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on the Company’s financial performance and the achievement by our NEOs of individualized performance objectives established for them by the Compensation Committee. Accordingly, early in each fiscal year, the Compensation Committee adopts an annual management bonus plan for the Company’s NEOs. Such plans are designed to focus our NEOs on achieving (i) corporate financial and strategic goals that will drive the growth of the Company’s revenues and earnings on a sustained and continuing basis, and (ii) individualized performance objectives which the Compensation Committee believes will lead to improvements in the NEO’s performance in ways that will benefit the Company in terms of its operations and longer term financial performance.

Under the plan, the Compensation Committee established a range of bonus opportunities for each of Messrs. Haynes, Wallace and Lewis, the Company’s CEO, CFO and Senior Vice President—Finance, respectively, the amounts of which were based on a formula, with different weightings for each NEO, comprised of the following:

•	Company financial goals which, in fiscal 2007 were based on the Company’s net revenues and pre-tax earnings, as determined from the Company’s fiscal 2007 audited financial statements; and

•	the extent to which the NEO achieves his individualized performance objectives for the year, which is determined in the judgment of the Compensation Committee.

The financial goals and the individualized objectives established for each NEO are weighted primarily on the basis of the Compensation Committee’s assessment of the extent to which each NEO is able, through his performance, to affect the achievement of those goals and objectives. For example, the CEO bonus compensation ordinarily will be more heavily weighted and dependent on the Company’s revenue performance, over which he has greater influence than the CFO; whereas, the CFO’s bonus is ordinarily more heavily weighted and dependent on the Company’s pre-tax earnings performance and the achievement of individualized performance objectives. The use of bonus ranges enables bonus awards to be interpolated for achievement of Company financial goals and individualized performance objectives between the measurement points for the threshold, target and maximum bonus amounts.

In the case of the Company’s President, David G. Hall, who oversees and is responsible for the performance of the Company’s collectibles businesses (which, historically, have accounted for substantially all of the Company’s profits), his bonus award under the management bonus plan was made dependent on the operating income of the collectibles businesses in 2007. The Compensation Committee established a minimum or “threshold” operating income goal for the collectibles business and Mr. Hall was given the opportunity to earn a bonus award under the plan equal to 10% of the amount by which that operating income goal was exceeded, subject to a maximum bonus of $150,000. If, however, the operating income generated by the collectibles businesses failed to exceed that operating income goal, Mr. Hall would not have been awarded any bonus under the plan for 2007.

The bonus for each NEO is approved by the Compensation Committee shortly following the end of each fiscal year based on the application of the previously-established bonus compensation formulas and could be equal to, less than or greater than the target bonus amounts based on the extent to which the Company had achieved its financial performance goals and the NEO has achieved his individualized performance objectives.

Determination of Company Financial Performance Goals.    The Company financial performance goals for each year’s annual bonus plan are established on the basis of the annual operating plan for that year that is initially developed by management and then is submitted to the Board of Directors for its review, possible modification and approval. The annual operating plan is designed to maximize the financial performance and profitability of the Company within the constraints of prevailing economic and market conditions and the costs of achieving specific strategic objectives, such as the development of or expansion into new markets for the Company’s services. In establishing the annual operating plan, the Board reviews programs and initiatives that management is proposing to implement to increase revenues, market share and gross profits (whether by expanding the services the Company offers in its existing markets or expanding into new markets) or to achieve cost savings, as well as other factors which, based on historical experience, can be expected to affect the Company’s revenues and profitability, including historical operating costs and anticipated changes in economic and competitive conditions in the Company’s markets. The Compensation Committee then establishes bonus opportunities for each NEO that will provide them, on the one hand, with substantial financial incentives and rewards for performance that enables the Company to exceed the annual financial goals established by the Board and build a foundation for continued growth and increased profitability in future years; but, on the other hand, still provides the NEOs with opportunities to earn bonus compensation, albeit in substantially lesser amounts, in a year, such as fiscal 2007, when, despite the NEOs’ achievement of their individual performance objectives, the Company was unable to achieve all of its target performance goals due at least in part to market conditions outside of the control of the NEOs.

Individualized Performance Objectives.    The individualized performance objectives established for each executive officer are goals or objectives that, if achieved, would, in the view of the Compensation Committee, either improve the performance of that particular executive officer and, thereby, increase the likelihood that the Company’s financial performance goals or strategic objectives are achieved or establish a foundation for increased Company growth and profitability over the longer-term, or both. Individualized performance objectives are usually limited to the executive officer’s areas of responsibility. For example, a bonus may be awarded for an executive officer’s efforts in achieving greater than anticipated cost savings in his area of responsibility, or establishing new or expanding existing markets for the Company’s services.

Bonus Awards in Fiscal 2007

The following table sets forth the bonuses earned by each of our NEOs under the management bonus plan in 2007:

Named Executive Officer	Bonus Award
Michael R. Haynes	$100,000
David G. Hall	$150,000
Joseph J. Wallace	$40,000
Michael J. Lewis	$25,000

During 2007, in furtherance of the Company’s strategic objectives, management focused considerable efforts on initiatives that were designed to enable the Company to develop, expand and grow its new diamond and colored gemstone grading businesses. Those initiatives enabled the Company to achieve an increase in net revenues, as the Company succeeded in growing its share of the diamond and colored gemstone grading market; but, at the same time, required substantial expenditures for marketing programs and for the expansion of grading capacity and infrastructure and systems enhancements. As a result, the Company incurred a pre-tax loss of $782,000 in fiscal 2007, notwithstanding the increase in net revenues. The bonuses awarded to Messrs. Haynes, Wallace and Lewis reflected those operating results, in that those bonuses were attributable to (i) the increase in net revenues in fiscal 2007 as compared to fiscal 2006 and (ii) their achievement of individual performance objectives in fiscal 2007, most of which related to their success in building a foundation for the future growth of the Company’s diamond and colored gemstone grading businesses.

Mr. Hall earned his maximum bonus of $150,000 in fiscal 2007.

Stock Options and Equity Based Programs

Prior to fiscal 2007, we used stock options as the primary vehicle for providing long term incentives to and rewarding our executive officers and other key management employees for their efforts in helping to create long term stockholder value. We have also considered stock options as a retention tool for executive talent.

During fiscal 2007, the Compensation Committee, in consultation with Pearl Meyer & Partners (“PM&P”), an independent executive compensation consulting firm retained by the Committee, conducted a review of the potential benefits that could be obtained from granting or awarding other forms of equity incentives, including restricted stock and stock appreciation rights (“SARs”), that would provide increased incentives for performance by NEOs and other management employees and, at the same time, enable the Company to reduce the compensation expense that, in accordance with SFAS No. 123(R), must be recognized in the Company’s financial statements when equity-based compensation awards are granted and vest.

As a result of that review, the Compensation Committee adopted the 2006 Equity Incentive Plan, which enables the Company to grant not only stock options, but also SARS, restricted stock and restricted stock units, and granted restricted stock awards to the Chief Executive Officer, in addition to stock options, in fiscal 2007. The 2006 Equity Incentive Plan was approved by the Company’s stockholders at the 2006 Annual Stockholders Meeting.

No stock-based compensation awards were granted in 2007 to any other executive officers, based on a determination by the Compensation Committee that stock option awards granted in prior years already provided those officers with opportunities to earn meaningful equity compensation based on the achievement of long term increases in shareholder value.

Perquisites and Other Elements of Compensation

Mr. Haynes received a $12,000 automobile allowance during fiscal 2007 to defray the personal expenses he incurred in using his own automobile on Company business. Subject to this one exception, the Company did not provide any perquisites, or “perks”, to its NEOs.

Compensation of Chief Executive Officer

Early in fiscal 2007, the Compensation Committee, in consultation with PM&P, undertook a review of Mr. Haynes’ total compensation. PM&P provided the Committee with information regarding recent trends and developments in CEO compensation and, as part of its review, PM&P identified a number of public companies (“Peer Group Companies”) which either operated in the collectibles markets, or whose size, capitalization and recent financial performance were comparable, to that of the Company. PM&P then compared Mr. Haynes’ compensation to the compensation paid by the Peer Group Companies to their respective chief executive officers and found that Mr. Haynes’ compensation was lower, particularly in terms of his stock-based compensation, than the compensation being paid to those other CEOs. PM&P recommended a framework for Mr. Haynes’ total compensation that would provide for a greater percentage of his compensation to be comprised of stock-based compensation awards that would enable him to increase his ownership of Company shares and, thereby, to further align his interests with those of the stockholders and provide additional incentives for him to remain in the Company’s employ. As a result, in the first quarter of fiscal 2007, the Compensation Committee: (i) increased Mr. Haynes’ base annual salary to $340,000 from $300,000, his first salary increase since fiscal 2005, (ii) granted Mr. Haynes an option to purchase 28,000 shares of common stock that are exercisable at a per share price of $13.75, which was equal to 100% of the closing per share price of our Common Stock on the NASDAQ Global Market on the date of that grant, and (iii) awarded Mr. Haynes 26,200 shares of restricted stock. The stock options vest in four successive annual installments of 7,000 shares each, beginning on the first anniversary of the date of grant, and the restricted shares vest in four successive annual installments of 6,550 shares each, commencing on the first anniversary of the date of that award, subject in each case to the continued employment of Mr. Haynes with the Company during such vesting periods.

In the fourth quarter of fiscal 2007, in furtherance of the Compensation Committee’s decision to increase the percentage of Mr. Haynes’ total compensation that is comprised of stock-based awards and to enable Mr. Haynes to increase his ownership in the Company, the Compensation Committee awarded Mr. Haynes an additional 17,500 shares of restricted stock, which vest in four successive annual installments of 4,375 shares each, commencing on the first anniversary of the date of that award, provided Mr. Haynes remains in the Company’s employ of the Company during such vesting periods.

Employment Agreements

Chief Executive Officer.    Mr. Haynes is employed as the Company’s CEO under an employment agreement which was entered into in January 2003 initially for a term of one year. The term of that employment agreement has since been extended, including in October 2007, when it was extended to December 31, 2008. The employment agreement initially provided for the payment of a base annual salary to Mr. Haynes of $250,000. Mr. Haynes’ base annual salary was increased to $275,000, effective October 2003; to $300,000 effective July 2004; and to $340,000, effective July 2006. The employment agreement is terminable by the Company at any time, with or without cause, effective on 15 days’ prior notice to Mr. Haynes. If the Company were to exercise its right to terminate that Agreement without cause, it would become obligated to continue Mr. Haynes’ salary and health insurance benefits for a period of 12 months.

Other Named Executive Officers.    We do not have any employment agreements, severance agreements or change of control agreements with our other NEOs, nor any other arrangements or plans under which they would receive post-termination compensation other than insurance benefits.

Compensation Review Process

Role of Compensation Committee.    The Compensation Committee, which is comprised entirely of independent directors as determined in accordance with NASDAQ rules, oversees and approves all compensation and benefit arrangements for Company executive officers. In determining appropriate salary levels and salary increases, the Compensation Committee considers the extent to which the Company has achieved, and the extent of the executive’s contribution to the achievement of, its strategic goals, the level of responsibility of the executive, and his or her experience and other qualifications. In addition, the Committee recognizes that to be able to retain its existing executives and attract new executives, the Company must offer executive salaries that are comparable to those paid by its competitors. As a result, in setting the salaries of the Company’s CEO and the other NEOs, the Compensation Committee also considers available data regarding compensation paid by similar companies to individuals holding positions comparable to those held by the Company’s executive officers.

Role of the Independent Consultants.    The Compensation Committee has sometimes retained independent compensation consulting firms to provide the Committee with information regarding (i) trends and developments in executive compensation, including developments with respect to new forms of executive compensation and changes in the mix, among salaries, bonuses and equity incentives, of compensation being paid to executives, and

(ii) the competitiveness of the compensation that the Company pays to its executive officers. In the view of the Committee such information is important to its ability to establish executive compensation programs and packages that will enable the Company to retain its executive officers and to attract additional key management employees when the need arises. All such consultants are selected and retained by and report directly to the Compensation Committee and not to management.

Role of Management.    Management performs an important role in providing to the Compensation Committee information it needs to fulfill its responsibilities. The Company’s annual operating plan, which is used by the Compensation Committee in determining Company financial performance goals for each year’s management bonus program, is prepared by management for submission and approval of the Board of Directors. The Chief Executive Officer also provides recommendations to the Committee with respect to individual performance objectives for the other NEOs under the annual management bonus plan and provides the Committee with evaluations of the performance of the other NEOs that are considered by the Compensation Committee in determining the bonuses awarded to them. Management also provides relevant background information to outside compensation consultants to enable them to assist the Committee in making its determinations with respect to executive compensation. No member of management makes determinations or recommendations with respect to his own compensation; however, the Compensation Committee does obtain input from each NEO which is considered by the Committee in determining each NEO’s individual performance objectives under the management bonus plan.

Accounting and Tax Considerations

Tax and accounting implications are taken into consideration in the design and implementation of our management compensation programs. We recognize a charge to earnings for financial reporting purposes, in accordance with SFAS No. 123(R) when stock-based compensation awards are made.

In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain highly compensated executive officers. This deduction limitation does not apply, however, to compensation which constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code under compensation plans or programs that have been approved by stockholders, such as bonus awards under the management bonus plans and grants of stock options or other equity incentives under the Company’s existing stock incentive plans. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our intention that substantially all executive compensation be designed to constitute “qualified performance based compensation” and, therefore, tax deductible under Section 162(m), for so long as doing so is consistent with our overall compensation objectives. As a result, all compensation expense in 2007 that was recognizable for income tax purposes, was deductible. However, to maintain flexibility in compensating our executive officers in a manner designed to promote our compensation goals and objectives, our policy does not require that all executive compensation be deductible for income tax purposes.

Compensation Committee Interlocks and Insider Participation

The Members of the Compensation Committee of the Board of Directors are Deborah A. Farrington, A. Clinton Allen, and A. J. Bert Moyer, who are non-employee directors of the Company and have been determined by the Board of Directors to be independent directors within the meaning of the NASDAQ Listed Company Rules. No executive officer of the Company served or serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth compensation received in the year ended June 30, 2007 by the Company’s Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2007 exceeded $100,000 (collectively, the “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary	Equity Incentive Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation			Total
Michael R. Haynes Chief Executive Officer	2007	$340,000	$319,715	$100,000		$12,000	(3)	$771,715

David G. Hall President & COO	2007	$300,000	$—	$150,000	$	N/A		$450,000

Joe Wallace Chief Financial Officer	2007	$199,500	$49,622	$40,000	$	N/A		$289,122

Michael J. Lewis Senior VP—Finance	2007	$168,750	$102,895	$25,000	$	N/A		$296,645

(1)	The amounts presented in this column represent the stock-based compensation expense recognized during fiscal 2007 for equity awards made in fiscal 2007 or in previous years in accordance with SFAS 123(R). Pursuant to applicable SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions.

(2)	Amounts shown are the NEOs’ respective annual bonuses awarded for fiscal 2007. The bonuses paid to Messrs. Haynes, Wallace and Lewis were awarded by the Compensation Committee based on the extent to which the Company achieved its fiscal 2007 financial performance goals and the extent to which each NEO achieved individualized performance objectives established for them for fiscal 2007. Mr. Hall’s fiscal bonus was awarded by the Compensation Committee based on the performance of the Company’s collectibles authentication and grading division in fiscal 2007, which operates under his direct management and supervision. Information regarding the Committee’s determination of these 2007 bonus awards is contained in the Compensation Discussion and Analysis set forth above.

(3)	Amount paid to Mr. Haynes during fiscal 2007 to defray his personal expenses incurred in using his own automobile on Company business.

Grants of Plan Based Awards in 2007

The following table sets forth information regarding non-equity and equity awards granted to each of the named executives in 2007.

	Estimated Range of Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Equity Incentive Plan Awards
Named Officers	Threshold ($)		Target ($)		Maximum ($)		Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Price Per Share ($)		Grant Date Fair Value of Stock and Option Awards ($)
Michael R. Haynes	$61,200		$204,000		$612,000		9/19/06		28,000	$13.75	(3)	$163,800	(4)
							9/19/06	26,200	—	—	(5)	$360,250	(4)
							5/23/07	17,500	—	—	(5)	$239,750	(4)

David G. Hall	$150,000	(2)	$150,000	(2)	$150,000	(2)	—	—	—	—		—
Joseph J. Wallace	$19,870		$79,640		$238,920		—	—	—	—		—
Michael J. Lewis	$4,220		$42,190		$126,560		—	—	—	—		—

(1)	These threshold, target and maximum bonus awards represent the range of bonuses that these NEOs could earn under our 2007 Management Bonus Plan assuming, respectively, that the NEOs had achieved (a) the threshold financial performance goals, (b) the target financial performance goals and their individualized performance objectives or (c) the maximum financial performance goals and their individualized performance objectives. Actual bonus amounts earned by an NEO (other than Mr. Hall) would be lower than the amounts shown in the table, in the event an NEO achieved some, but not all, of his financial performance goals or his individualized performance objectives, or would be higher than the threshold or target bonus amounts, if any of the threshold or target financial performance goals or his individualized performance objectives had been exceeded. The Summary Compensation Table above contains information regarding the actual bonus amounts that were awarded and paid to our NEOs under the 2007 management bonus plan and the Compensation Discussion and Analysis contains information regarding how those bonus amounts were determined.

(2)	Under the 2007 management bonus plan, Mr. Hall had the opportunity to earn a bonus equal to 10% of the amount by which the aggregate operating income of the Company’s collectibles businesses exceeded a threshold operating income goal set forth in the bonus plan, subject to a maximum bonus payout of $150,000. If the aggregate operating income of the collectibles businesses in 2007 had not exceeded that goal, no bonus would have been paid to Mr. Hall under the 2007 management bonus plan.

(3)	Each option grant was made at an exercise price equal to the closing price per share of our Common Stock on the date of the grant, as reported by the NASDAQ Global Stock Market. Each of these options becomes exercisable in four annual cumulative installments of 25% of the respective number of shares subject to the options, commencing one year after their respective dates of grant, and will expire on the 10th anniversary of the respective dates of grant, unless sooner exercised or terminated.

(4)	This column shows the full Grant Date fair value the Company would expense in its financial statements over the vesting period in accordance with SFAS No. 123(R) removing the service-based vesting forfeiture assumption. For the restricted stock awards, this is the number of shares multiplied by the closing price of the Company’s common stock on the date of grant. For stock options, the fair value is calculated using a Black-Scholes valuation methodology according to SFAS No. 123(R). Please refer to footnote 2 of the Company’s Annual Report on Form 10-K filed with the SEC on September 13, 2007, regarding valuation assumptions.

(5)	The restricted stock grant awarded to Mr. Haynes constituted an outright grant or bonus of the underlying shares, subject to the risk of forfeiture of some or all of those shares in the event of a termination of his employment prior to the fourth anniversary of the date of grant. On each anniversary of the date of the grant, 25% of the shares will cease to be subject to that risk of forfeiture, provided Mr. Haynes is still employed by the Company on such anniversary date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options and restricted stock awards that had been granted to our NEOs and were outstanding as of the end of fiscal year 2007.

	OPTION AWARDS					STOCK AWARDS
Name	Grant Dates	Exercisable	Unexercisable	Option Exercise Price ($)(1)	Expiration Dates	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael R. Haynes	01/06/03	41,400	—	$3.25	01/06/13
	05/12/03	25,000	—	$3.43	05/12/13
	05/13/04	30,000	10,000	$10.26	05/13/14
	12/06/04	20,000	20,000	$19.60	12/06/14
	06/09/05	40,000	—	$15.59	06/09/15
	09/19/06	—	28,000	$13.75	09/19/16
	09/19/06	—	—	—	—	26,200	$400,598
	05/04/07	—	—	—	—	17,500	$267,575

Joseph J. Wallace	06/11/04	11,250	3,750	$13.73	06/11/14
	06/09/05	5,000	—	$15.59	06/09/15
	09/15/05	2,500	7,500	$12.90	09/15/15

Michael J. Lewis	12/31/03	16,875	5,625	$10.38	12/31/13
	05/13/04	11,250	3,750	$10.26	05/13/14
	12/06/04	7,500	7,500	$19.60	06/09/15
	09/15/05	15,000	—	$15.59	09/15/15

(1)	Each option grant was made at an exercise price equal to the closing price per share of our Common Stock on the date of the grant as reported by the NASDAQ Global Stock Market. The expiration date of all option awards is ten years from the date of grant.

(2)	The market value of stock awards that have not yet vested was determined by multiplying the number of shares by the closing price of the Company’s common stock on June 29, 2007, which was the last trading day of fiscal 2007, as reported by the NASDAQ Global Stock Market.

Option Exercises

Mr. Haynes was the only Named Executive Officer that exercised options during the fiscal year ended June 30, 2007. The following table provides information with respect to the stock option exercises by him during 2007, including the number of shares acquired and the value that he would have realized (before payment of any applicable withholding taxes and broker commissions) had he sold those shares on the date of exercise.

	Option Awards
Name of Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael R. Haynes	24,600	$253,178

(1)	The “value realized” is the amount that the NEO would have received, before payment of withholding taxes and brokerage commissions, had he sold the shares on the date of exercise, which was determined by subtracting the per share option exercise price from the per share closing price, as reported by NASDAQ, of our shares of common stock on the date of exercise, multiplied by the number of shares for which the option was exercised. Mr. Haynes has not sold any of these shares.

Pension Benefits in Fiscal 2006

We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. Our NEOs, as well as all other full time employees, are eligible to participate in our 401(k) defined contribution plan.

Nonqualified Deferred Compensation in Fiscal 2006

We do not offer any nonqualified deferred compensation programs to our NEOs or any other employees.

Potential Payments on Termination or Change of Control

In the event that Mr. Haynes’ employment is terminated without cause, the Company shall (a) continue to pay Mr. Haynes (or in the case of his death, his heirs) his base salary, at the rate in effect on the date of such termination of employment, and (b) continue medical insurance coverage for him (and for his dependents if they also were covered at the time of such termination), on the terms in effect at the time of such termination, for a period of twelve (12) months from the effective date of such termination of employment. If Mr. Haynes had been terminated without cause on June 30, 2007, he would have been entitled to $340,000 in base salary and approximately $8,000 of insurance premiums.

With the exception of Mr. Haynes’ employment agreement, we currently do not have employment agreements, severance agreements, change of control agreements or any other agreements with our NEOs which provide for the payment of compensation or non-equity awards or the provision of benefits on a termination of employment or as a result of a change of control transaction, except for health or other insurance coverage that may continue following a termination of employment. Our stock incentive plans provide that all unvested options, whether held by the NEOs or other employees, will become vested on a change of control of the Company unless the party acquiring control of the Company agrees to assume or substitute comparable equity incentives for those outstanding options.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed, with management, the Compensation Discussion and Analysis set forth above, and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement for the 2007 annual meeting of stockholders.

Submitted by the Compensation Committee

of the Board of Directors:

Deborah Farrington

A. Clinton Allen

A. J. Bert Moyer

Director’s Compensation

Only non-employee directors receive compensation for service on the Board of Directors and Committees of the Board. The following table sets forth, for each non-employee director, information regarding all cash and other compensation paid or received for his or her service on the Board and its Committees during the fiscal year ended June 30, 2007.

Name	Fees earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total
A. Clinton Allen	$113,750		$19,947	$133,697
A. J. Bert Moyer	76,250		$19,947	$96,197
Deborah Farrington	71,750		$19,947	$91,697
Van D. Simmons	41,250		$19,947	$61,197
Bruce A. Stevens	20,500	(3)	$19,947	$40,447

(1)	This column reports the amount of cash compensation earned in 2007 for Board and Committee service.

(2)	Amounts shown reflect the compensation cost recognized in 2007 with respect to restricted stock awards granted during 2007, as determined in accordance with SFAS No. 123R (except that estimated forfeitures have been disregarded for this purpose). There were no forfeitures of stock awards by our directors during 2007.

(3)	Mr. Stevens was elected as a member of the Board on December 5, 2006 and, accordingly, the cash compensation he received, as set forth in the above table, was for approximately seven months of service as a director.

Based on information provided to the Compensation Committee by its outside compensation consultant regarding trends in director compensation, the Compensation Committee recommended to the Board and the Board approved the following rates of compensation for the Company’s non-employee directors, effective as of December 5, 2006:

Compensation for Service on the Board of Directors.    As compensation for service on the Board, each non-employee director is paid an annual retainer of $35,000 and receives a grant of $35,000 of restricted shares (with the number of shares determined on the basis of the closing price, as reported by Nasdaq, of the Company’s shares on the date of grant). Each non-employee director’s restricted shares vest in four approximately equal quarterly installments subject to the director’s continued service on the Board.

Compensation for Service on Board Committees.    Audit Committee members receive an annual retainer of $10,000, Compensation Committee members receive an annual retainer of $7,500, and Nominating and Governance Committee members receive an annual retainer of $1,000, for their service on those Committees.

Additional Board and Committee Service.    The Chairman of the Board receives an additional annual retainer of $55,000, and the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive additional annual retainers of $14,000, $10,000 and $5,000, respectively, for the additional services they render to the Company in those capacities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DHRCC, Inc., which is engaged in the direct purchase and sale of rare coins, primarily at retail, and is owned by David G. Hall, who is our President and one of our Directors, and Van D. Simmons, who also is one of our Directors, engaged in the following transactions with the Company during 2007: (i) DHRCC paid fees of $35,000 to the Company for advertising space on the Company’s website, in accordance with the advertising rates charged by the Company in the ordinary course of its business to unaffiliated customers; (ii) DHRCC paid to the Company grading and authentication, subscription and other miscellaneous service fees totaling approximately $10,000, on the same terms that the Company charges in the ordinary course of its business for similar services provided to unaffiliated customers, and (iii) DHRCC paid rent to the Company totaling $42,370 for approximately 2,200 square feet of office space, located at the Company’s offices in Santa Ana, California, under a 5-year sublease from the Company entered into in November 2004. The rent, per square foot per month, that is payable by DHRCC under that sublease was equal to the rent being paid by a prior unaffiliated tenant for comparable office space in the same building under a sublease entered into in March 2004. In 2007, the Company reimbursed DHRCC for warranty claims of approximately $52,000 in accordance with the terms of its standard coin authentication and grading warranty that it provides to all of its coin grading customers.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2007 (the “2007 Financial Statements”).

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibility as it relates to the Company’s financial reporting, and its internal financial and accounting systems and accounting practices and policies. The Board of Directors has adopted an Audit Committee Charter that sets forth the authority and responsibilities of the Audit Committee. A copy of the Charter is attached as Appendix A to this Proxy Statement and is accessible at the Investor Relations section of our website at www.collectors.com.

In discharging its responsibilities, the Audit Committee met and held discussions with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2007. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee has received from Grant Thornton the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management and has considered whether the independent auditors’ provision of any non-audit services was compatible with maintaining their independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s 2007 Financial Statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and no member of the Committee is, nor does any member of the Committee represent himself or herself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee members have necessarily relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company’s registered independent public accounting firm included in their report on the Company’s 2007 Financial Statements.

Respectfully Submitted,

A. J. Bert Moyer (Chair)

A. Clinton Allen

Deborah A. Farrington

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed the accounting firm of Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent registered public accountants for the year ending June 30, 2008 and to conduct the audit of the Company’s consolidated financial statements for the fiscal year ending, and the audit of the effectiveness of our internal control over financial reporting as of, June 30, 2008.

As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of the independent audit firm to our stockholders for ratification. In the event that the appointment of Grant Thornton is not ratified by the holders of a majority of the shares of common stock that are present or represented at the Annual Meeting and are voted on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Grant Thornton performed the audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting for the fiscal years ended June 30, 2007 and 2006. A representative of Grant Thornton is expected to attend the Annual Meeting, and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee Charter, a copy of which is attached in Appendix A to this Proxy Statement and also is accessible at the Investor Relations Section of the Company’s website at www.collectors.com, provides that our Audit Committee will pre-approve all audit and non-audit engagements of any independent registered public accounting firms, including the nature of the services to be performed and the fees for such services, either through specific approval of the Audit Committee or by its Chairman pursuant to authority specifically delegated to him by the Committee. Any engagement approved by the Chairman pursuant to delegated authority is required to be reported to the Audit Committee at its next meeting. Since the adoption of the Charter, all audit and non-audit services provided by the Company’s independent registered accounting firms have been pre-approved.

Audit and Other Fees Paid in Fiscal Years 2007 and 2006

Audit Services and Fees

In fiscal 2007, Grant Thornton rendered audit services to us that consisted of (i) the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2007 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of that year, (ii) an audit of management’s assessment of, and an audit by Grant Thornton of, the effectiveness of our internal control over financial reporting as of June 30, 2007, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iii) services required to enable Grant Thornton to consent to the inclusion of their fiscal 2006 audit reports in Registration Statements filed by the Company on Form S-8 under the Securities Act of 1933 to register shares for its stock incentive plans. Audit fees paid to Grant Thornton for these services in fiscal 2007 totaled $755,000.

In fiscal 2006, Grant Thornton rendered audit services to us that consisted of (i) the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2006 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of that year, (ii) an audit of management’s assessment of, and an audit by Grant Thornton of, the effectiveness of our internal control over financial reporting as of June 30, 2006, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iii) services required to enable Grant Thornton to consent to the inclusion of their fiscal 2005 audit reports in a Registration Statement filed by the Company on Form S-8 under the Securities Act of 1933 to register shares for one of its stock incentive plans. Audit fees paid to Grant Thornton for these services in fiscal 2006 totaled $756,000.

Audit-Related Fees.    Grant Thornton did not render any audit-related services to us in fiscal 2007. In fiscal 2006, Grant Thornton rendered audit related services to us consisting of accounting due diligence in connection with our acquisition of a business. Fees paid to Grant Thornton for those services in 2006 totaled $25,000.

Fees for Tax Services.    Grant Thornton rendered tax planning and advisory services to us both in fiscal 2007 and 2006, for which it was paid fees of $90,000 in 2007 and $82,000 in 2006.

Other Services.    Grant Thornton did not provide any consulting or other services to us in 2007 or 2006.

The Audit Committee determined that the provision by Grant Thornton of tax planning and advisory services in 2007 and audit-related services and tax planning and advisory services in fiscal 2006, and the fees paid by the Company for those services, were compatible with maintaining Grant Thornton’s independence.

Vote Required for Ratification of Appointment of Independent Registered Public Accounting Firm.

Ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008 requires the favorable vote of the holders of a majority of the shares of common stock that are present or represented and voted on this Proposal at the Annual Meeting. Proxies solicited by the Board of Directors for which no specific instruction is given with respect to this Proposal in any proxy will be voted FOR ratification of the appointment of the independent registered public accounting firm. Abstentions will have the same effect as a vote against the appointment of the independent registered public accounting firm, and broker non-votes will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING JUNE 30, 2008.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

STOCKHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders must provide us with a written copy of that proposal by no later than 120 days before the first anniversary of the release of our proxy materials for the upcoming 2007 Annual Meeting. However, if the date of our Annual Meeting in 2008 changes by more than 30 days from the date on which our 2007 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2008 Annual Meeting. Matters pertaining to such proposals, including the number and length of such proposals, the eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the 2007 Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxy holders named in the enclosed proxies will have discretionary authority to vote all proxies they have received with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2007 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of October 15, 2007. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

October 29, 2007	Michael R. Haynes
Chief Executive Officer

COPIES OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2007 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, COLLECTORS UNIVERSE, INC., P.O. BOX 6280, NEWPORT BEACH, CA 92658.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

COLLECTORS UNIVERSE, INC.

(As Amended and Restated as of May 23, 2007)

I.	ROLE OF THE AUDIT COMMITTEE

A.	The Audit Committee’s Role.

The role of the Audit Committee (the “Committee”) of the Board of Directors of Collectors Universe, Inc. (the “Company”) shall be to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibility with respect to the Company’s:

•	internal financial and accounting systems;

•	financial reporting, and accounting practices and policies; and

•	internal and external audit functions.

B.	Certain Guiding Principles.

In performing this role, the Committee shall be guided by the following principles:

•	The Company’s independent public accountants (the “Outside Auditors”) are ultimately accountable to the Audit Committee and Board of Directors and not to management of the Company.

•	Free and open communications should be encouraged and promoted among the members of the Board, the Company’s independent accountants and the Company’s management.

•	To best carry out its responsibilities, the Committee’s policies and procedures shall remain flexible in order to address changing conditions.

II.	COMMITTEE COMPOSITION AND MEMBER INDEPENDENCE

A.	Committee Membership.

1. Committee Composition.    The Committee shall be comprised solely of members of the Board of Directors who are independent directors (as defined in Section B below);

2. Number of Members.    The Committee shall have not less than three (3) members who shall be appointed annually by the Board.

3. Committee Chair.    The Board shall appoint one member of the Committee annually to serve as Committee Chair.

4. Power to Remove Members.    The Board, in its discretion, by vote of a majority of its independent directors, may at any time remove any member of the Audit Committee.

B.	Committee Member Independence and Qualifications.

1. Independence and Qualifications of Committee Members.    All members of the Audit Committee shall:

•

be independent directors within the meaning of the rules of the National Association of Securities Dealers, Inc. that are applicable to companies with equity securities listed on the NASDAQ National Stock Market (the “NASDAQ Listed Company Rules”);

•	satisfy the enhanced independence requirements for audit committee members under the Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•

have sufficient financial experience and ability to discharge their responsibilities, as outlined in this Charter and as required by applicable law and applicable NASDAQ Listed Company Rules, including the ability to read and understand fundamental financial statements, comprised at least of a company’s balance sheet and related statements of income, cash flows and equity;

•	possess an understanding of the Company’s business and the products and services it offers to its customers, as well as knowledge of the material risks to which its business is subject; and

•

possess an appreciation and recognition of the Audit Committee’s role in corporate governance, including the integrity, dedication of time and energy, and the exercise of independent judgment, that are required of members of the Committee.

2. “Financial Expert.”    At least one member of the Committee shall be a financial expert as defined in NASDAQ Listed Company Rules and the applicable rules of the Securities and Exchange Commission (the “SEC”).

III.	MEETINGS OF THE COMMITTEE

The Committee shall meet at least once each quarter, and hold separate sessions with the Company’s senior management, the Company’s financial officers, the Company’s internal auditor (if any) and the Company’s Outside Auditors. At each meeting of the Board of Directors, the Committee Chair or another member of the Committee shall report on the Committee proceedings and the actions taken by the Committee at the meeting or meetings of the Committee that took place subsequent to the previous Board meeting at which such a report was given. The Committee may, if it deems it appropriate, meet by video conference or by telephone conference call and may take action by unanimous written consent.

IV.	OUTSIDE ADVISORS AND INVESTIGATORY POWERS OF THE COMMITTEE

A.	Retention of Advisors.

1. Retention of and Reliance on Advisors.    The Committee shall have authority to retain such accounting, legal and other advisors, consultants and experts as the Committee, in its sole discretion, may deem necessary or appropriate in connection with the performance of its responsibilities. The Committee shall be entitled to rely on the advice provided by those advisors, consultants and experts, without independent verification, provided that such reliance was reasonable under the circumstances prevailing at the time such advice was rendered.

2. Advisors’ Compensation.    The Audit Committee shall have sole authority to determine and approve the compensation that shall be paid to and the other terms of retention of such advisors and experts. The Company shall be responsible for paying and shall pay such compensation.

B.	Investigatory Powers.

The Audit Committee shall have the authority to conduct any investigation as it deems appropriate to the fulfillment by it of its responsibilities. Additionally, the Committee shall have direct access to the Company’s independent accountants and outside counsel, as well as any officers or employees of the Company, as the Committee deems to be appropriate or desirable. The Committee also has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts as it deems, in its discretion, to be necessary or appropriate in connection with the exercise of its investigatory powers and authority.

V.	AUDIT COMMITTEE AUTHORITY AND RESPONSIBILITIES

A.	Matters Pertaining to the Company’s Outside Auditors.

The Committee shall have the powers and authority, and certain specific responsibilities, relating to the Company’s Outside Auditors as set forth below. Unless otherwise stated, any such powers or authority conferred by this Charter on the Audit Committee shall be exercised solely by the Audit Committee.

1. Selection and Removal of Outside Auditors.    The Committee shall select and appoint and, if it deems appropriate in its sole discretion, to remove or terminate and replace the Company’s Outside Auditors.

2. Determination of Accountant Compensation.    The Committee shall have the authority to approve the compensation to be paid and the other terms of engagement of the Outside Auditors.

3. Pre-Approval of Engagements.    The Committee shall have the authority, and also the responsibility, to pre-approve all audit and non-audit engagements by the Company of the Outside Auditors, which authority and responsibility may be delegated by the Committee to one or more of its members, provided that the pre-approval decision, and the information on which that decision was based, are presented to the Audit Committee at its next regularly scheduled meeting for the Committee’s consideration and approval.

4. Evaluation and Determination of Independence.    The Committee shall have the authority, and the responsibility, to evaluate and make all determinations with respect to the independence of the Outside Auditors and, in that connection,

•	to conduct a review of non audit-related services provided by and related fees charged by the Outside Auditors;

•

to obtain a formal written statement, consistent with Independence Standards Board Standard No. 1, from the Outside Auditors delineating any and all relationships between the Outside Auditors and the Company;

•	to engage in an active dialogue with the Outside Auditors regarding matters that might reasonably be expected to affect their objectivity or independence; and

•	to take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the Outside Auditors.

5. Review of Certain Matters Involving the Outside Auditors.    The Committee shall have the authority to obtain and review, as it deems appropriate, a report by the Outside Auditors describing (a) their internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the Outside Auditors, and (c) any issues raised by any inquiry or investigation by governmental or professional authorities which occurred within the preceding five years respecting one or more independent audits carried out by the Outside Auditors and any steps taken to deal with any such issues. The Outside Auditors shall be expected to cooperate fully with the Committee with respect to these matters.

6. Hiring Policies.    The Committee shall have the authority to set clear and unambiguous Company policies with respect to the hiring and employment of employees and former employees of the Outside Auditors that shall comply with all applicable SEC and NASD requirements.

7. Certain Communications.    The Committee shall have the authority and responsibility to discuss with the Outside Auditors the matters required to be communicated to audit committees in accordance with AICPA SAS 61.

B.	Matters Pertaining to the Company’s Financial Statements.

The Committee shall:

1. Annual Audit Plan.    Meet with the Company’s Outside Auditors and financial management to review the annual audit plan and discuss with them such matters as the scope of and general approach to be taken with respect to the audit, the staffing requirements for the audit, the locations where the audit will be conducted, and the extent to which the Outside Auditors will rely on management in connection with the annual audit.

2. Accounting Standards and Policies.    Review and discuss with the Company’s management and Outside Auditors the Company’s financial reporting and accounting standards, and accounting principles; any proposed significant changes in such standards or principles; and the application of such standards or principles to, and the key accounting decisions which affect, the Company’s financial statements, including alternatives to and the rationale for the decisions made.

3. Disagreements between Management and the Outside Auditors.    Review with the Outside Auditors any disagreements they may have with management or any problems or difficulties encountered in connection with their financial statement audits or reviews.

4. Risk Management Policies.    Discuss with the Company’s management and the Outside Auditors, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure(s) and the steps taken by management to monitor and mitigate such exposure(s).

5. Legal and Compliance Matters Affecting Financial Statements.    Review with the Company’s outside counsel and Outside Auditors (a) legal matters that may have a material impact on the financial statements, (b) accounting or compliance policies, and (c) any reports or inquiries received from regulatory or other governmental agencies or from Company employees that raise material issues regarding the Company’s financial statements or the Company’s accounting or compliance policies.

6. Conduct and Result of Annual Audit.    Discuss the results of each annual audit of the Company’s financial statements with the Outside Auditors, prior to Company’s public announcement of fiscal year operating results.

7. Earnings Releases.    Review with management and, if the Committee deems it to be appropriate, with the Outside Auditors and outside legal counsel, the Company’s earnings press releases, including a review of any “pro-forma” or “adjusted” non-GAAP information or non-GAAP measures and the disclosures relating thereto to be included in any earnings press releases and any proposed Regulation FD disclosures, including forward looking financial information, forecasts or projections or earnings guidance to be included therein.

8. Annual Report on Form 10-K.    Review with management and the Outside Auditors the Company’s annual audited financial statements to be included in the Company’s Annual Report on Form 10-K, including (a) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, (b) significant issues and judgments regarding accounting and auditing principles and practices, and (c) the effect of accounting rules changes and initiatives on the Company’s financial statements.

9. Inclusion of Financial Statements in Annual Report on Form 10-K.    Recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

10. Quarterly Financial Statement Reviews.    Review and discuss with management and the Outside Auditors the Company’s quarterly financial statements prior to filing any Quarterly Report on Form 10-Q containing such financial statements, including (a) the results of the independent accountant’s review of the quarterly financial statements, and (b) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in such Quarterly Reports.

C.	Other Matters Within the Committee’s Authority.

The Committee also shall:

1. Discussions Regarding Internal Controls and Disclosure Controls.    Discuss with the Chief Executive Officer and the Chief Financial Officer, and such others officers or employees or outside consultants as the

Committee deems appropriate, the adequacy and effectiveness of the Company’s (a) internal controls, including any significant deficiencies or significant changes in such controls and (b) disclosure controls and procedures.

2. Whistleblower Procedures.    Establish, or cause to be established, procedures (a) by which Company employees shall be able to submit, anonymously, to the Audit Committee any concerns they may have regarding accounting or auditing matters and (b) for the receipt, retention and treatment of those submissions and any complaints received with respect to accounting, internal accounting controls or auditing matters.

3. Governance Reviews.    Review and investigate any matters pertaining to the integrity of management or other Company employees, including conflicts of interest and/or adherence to standards of business conduct, as required by the policies of the Company and, in connection with these reviews, the Committee shall meet with the Company’s outside counsel, officers or employees or any outside consultants as the Committee deems appropriate.

4. Code of Business and Ethical Conduct.    Administer the Code of Business and Ethical Conduct of the Company and its Subsidiaries.

5. Certain Proxy Statement Disclosures.    So long as may be required by SEC rules, cause the proxy statement for each year’s Annual Meeting of the Company to include a report of the Audit Committee and required disclosures with respect to the Audit Committee Charter.

6. Other Activities.

(a) Perform any other activities consistent with this Charter, the Company’s Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

(b) Maintain minutes of Committee meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

7. Review of Charter.    Review, at least annually, the adequacy of this Charter, as well as any Committee policies and procedures, and recommend proposed changes to the Board.

8. Review of Committee Performance.    Review and evaluate, at least annually, the performance of the Audit Committee and its members.

D.	Certain Responsibilities of Management.

The Company’s Chief Executive Officer and Chief Financial Officer shall:

1. Provide to the Committee such assistance as it may request from time to time, including arranging for other members of management to meet with the Committee in executive session.

2. Advise the Committee of any concerns or issues either of them may have with respect to any accounting matters or with respect to the performance of the Outside Auditors.

3. Arrange for funding as may be required by the Committee to perform its responsibilities.

VI.	NATURE OF AND LIMITATIONS ON THE RESPONSIBILITIES OF THE COMMITTEE

The Audit Committee’s duty is one of oversight. It is not the responsibility of the Committee to prepare or to plan or conduct audits of the Company’s annual financial statements or reviews of the Company’s interim financial statements or to determine that such financial statements are complete or accurate or have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America or the applicable rules and regulations of the SEC as they relate to such financial statements. These are the responsibilities of the Company’s management and the Company’s Outside Auditors. Accordingly, the members of the Audit Committee may rely without independent verification, on the information provided to them and on the representations made to them by management and the Company’s Outside Accountants. Additionally, it is not the responsibility of the Audit Committee to make any independent determinations as to whether management is maintaining appropriate accounting and financial reporting principles or appropriate internal controls and procedures that are designed to assure compliance with accounting standards and applicable laws and regulations or that the Company’s Outside Auditors are in fact independent as to the Company.

VII.	ADOPTION OF AMENDED AND RESTATED CHARTER

This Amended and Restated Audit Committee Charter was approved by the Audit Committee and the Board of Directors of Collectors Universe, Inc. on May 23, 2007.

COLLECTORS UNIVERSE, INC.

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

C123456789

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01—A. Clinton Allen 02—Deborah A. Farrington 03—David G. Hall 04—Michael R. Haynes 05—Michael J. McConnell 06—A. J. “Bert” Moyer 07—Van D. Simmons 08—Bruce A. Stevens

Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any

FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.

2. RATIFICATION OF THE APPOINTMENT OF GRANT

THORNTON AS COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

For Against Abstain

3. IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 1 5 1 3 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — COLLECTORS UNIVERSE, INC.

Solicited by the Board of Directors

Annual Meeting of Stockholders — December 5, 2007

The undersigned hereby revokes all previously granted proxies and appoints A. Clinton Allen, Michael R. Haynes and David G. Hall, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Collectors Universe, Inc. which the undersigned is entitled to represent and vote at the 2007 Annual Meeting of Stockholders to be held at 1921 E. Alton Avenue, Santa Ana, California 92705, at 10:00 A.M. Pacific Time on December 5, 2007, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the Annual Meeting, as directed on the reverse side of this Proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, THOSE SHARES WILL BE VOTED “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THIS PROXY AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2008. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT–PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

(continued and to be signed on other side)